Exhibit 3.1

DIAMONDROCK HOSPITALITY COMPANY

ARTICLES OF AMENDMENT

DiamondRock Hospitality Company, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation (the “Department”) of Maryland that:

FIRST:  The charter of the Corporation as currently in effect (the “Charter”) is hereby amended by deleting therefrom in its entirety the first two sentences of Section 6.1 of Article VI and inserting in lieu thereof two new sentences to read as follows:

The Corporation has authority to issue 410,000,000 shares of stock, consisting of 400,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is $4,100,000.

SECOND:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 210,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share.  The aggregate par value of all authorized shares of stock having par value was $2,100,000.

THIRD:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 410,000,000 shares of stock, consisting of 400,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share.  The aggregate par value of all authorized shares of stock having par value is $4,100,000.

FOURTH:  The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly permitted by the Maryland General Corporation Law without any action by the stockholders of the Corporation.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by these Articles of Amendment.

SIXTH: These Articles of Amendment shall become effective upon filing with the Department.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 9th day of July, 2012.

DIAMONDROCK HOSPITALITY COMPANY

			By:	/s/ Mark W. Brugger
Name: Mark W. Brugger
Title: Chief Executive Officer

ATTEST:

By:	/s/ William J. Tennis
	Name:	William J. Tennis
	Title:	Executive Vice President,
Secretary and General Counsel